Filed pursuant to Rule 433
Dated February 18, 2025
Issuer Free Writing Prospectus supplementing the
Preliminary Prospectus Supplement dated
February 18, 2025 and the
Prospectus dated February 14, 2025
Registration No. 333-284980

AbbVie Inc.

Pricing Term Sheet

$1,250,000,000 4.650% Senior Notes due 2028 (the “2028 Notes”)

$1,000,000,000 4.875% Senior Notes due 2030 (the “2030 Notes”)

$1,000,000,000 5.200% Senior Notes due 2035 (the “2035 Notes”)

$750,000,000 5.600% Senior Notes due 2055 (the “2055 Notes”)

Terms Applicable to Each Series of the Notes

Issuer:	AbbVie Inc.

Trade Date:	February 18, 2025

Settlement Date*:	February 26, 2025 (T+6)

Ratings**:	A3 (Positive) by Moody’s Investors Service, Inc. / A- (Stable) by Standard & Poor’s Ratings Group Inc.

Form of Offering:	SEC Registered (Registration No. 333-284980)

Joint Book-Running Managers:	BofA Securities, Inc. (All Notes)
J.P. Morgan Securities LLC (All Notes)
Morgan Stanley & Co. LLC (All Notes)
Barclays Capital Inc. (All Notes)
Mizuho Securities USA LLC (All Notes)
BNP Paribas Securities Corp. (2028 Notes)
Citigroup Global Markets Inc. (2055 Notes)
Deutsche Bank Securities Inc. (2030 Notes)
Goldman Sachs & Co. LLC (2055 Notes)
HSBC Securities (USA) Inc. (2030 Notes)
SG Americas Securities, LLC (2035 Notes)
Wells Fargo Securities, LLC (2035 Notes)

Co-Managers:	BNP Paribas Securities Corp. (2030 Notes, 2035 Notes, 2055 Notes)
Citigroup Global Markets Inc. (2028 Notes, 2030 Notes, 2035 Notes)
Deutsche Bank Securities Inc. (2028 Notes, 2035 Notes, 2055 Notes)
Goldman Sachs & Co. LLC (2028 Notes, 2030 Notes, 2035 Notes)
HSBC Securities (USA) Inc. (2028 Notes, 2035 Notes, 2055 Notes)
SG Americas Securities, LLC (2028 Notes, 2030 Notes, 2055 Notes)
Wells Fargo Securities, LLC (2028 Notes, 2030 Notes, 2055 Notes)
Lloyds Securities Inc. (All Notes)
MUFG Securities Americas Inc. (All Notes)
Santander US Capital Markets LLC (All Notes)
TD Securities (USA) LLC (All Notes)
U.S. Bancorp Investments, Inc. (All Notes)
Siebert Williams Shank & Co., LLC (All Notes)
Bancroft Capital, LLC (All Notes)
Cabrera Capital Markets LLC (All Notes)
Independence Point Securities LLC (All Notes)
R. Seelaus & Co., LLC (All Notes)

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2025

Day Count Convention:	30 / 360

Terms Applicable to 4.650% Senior Notes due 2028

Aggregate Principal Amount:	$1,250,000,000
Final Maturity Date:	March 15, 2028
Public Offering Price:	99.867%, plus accrued and unpaid interest, if any, from February 26, 2025
Benchmark Treasury:	4.250% due February 15, 2028
Benchmark Treasury Price and Yield:	99-25 ¼ / 4.326%
Spread to Benchmark Treasury:	T+37 bps
Coupon:	4.650%
Yield to Maturity:	4.696%
Make-Whole Call:	Make-whole call at T+10 bps
Par Call:	On or after February 15, 2028
CUSIP / ISIN:	00287Y DY2 / US00287YDY23

Terms Applicable to 4.875% Senior Notes due 2030

Aggregate Principal Amount:	$1,000,000,000
Final Maturity Date:	March 15, 2030
Public Offering Price:	99.908%, plus accrued and unpaid interest, if any, from February 26, 2025
Benchmark Treasury:	4.250% due January 31, 2030
Benchmark Treasury Price and Yield:	99-11+ / 4.395%
Spread to Benchmark Treasury:	T+50 bps
Coupon:	4.875%
Yield to Maturity:	4.895%
Make-Whole Call:	Make-whole call at T+10 bps
Par Call:	On or after February 15, 2030
CUSIP / ISIN:	00287Y DZ9 / US00287YDZ97

Terms Applicable to 5.200% Senior Notes due 2035

Aggregate Principal Amount:	$1,000,000,000
Final Maturity Date:	March 15, 2035
Public Offering Price:	99.857%, plus accrued and unpaid interest, if any, from February 26, 2025
Benchmark Treasury:	4.625% due February 15, 2035
Benchmark Treasury Price and Yield:	100-19+ / 4.548%
Spread to Benchmark Treasury:	T+67 bps
Coupon:	5.200%
Yield to Maturity:	5.218%
Make-Whole Call:	Make-whole call at T+15 bps
Par Call:	On or after December 15, 2034
CUSIP / ISIN:	00287Y EA3 / US00287YEA38

Terms Applicable to 5.600% Senior Notes due 2055

Aggregate Principal Amount:	$750,000,000
Final Maturity Date:	March 15, 2055
Public Offering Price:	99.750%, plus accrued and unpaid interest, if any, from February 26, 2025
Benchmark Treasury:	4.500% due November 15, 2054
Benchmark Treasury Price and Yield:	95-15 / 4.787%
Spread to Benchmark Treasury:	T+83 bps
Coupon:	5.600%
Yield to Maturity:	5.617%
Make-Whole Call:	Make-whole call at T+15 bps
Par Call:	On or after September 15, 2054
CUSIP / ISIN:	00287Y EB1 / US00287YEB11

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The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering.  You may get these documents for free by visiting the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC at 1-866-718-1649, Barclays Capital Inc. at 1-888-603-5847 and Mizuho Securities USA LLC at 1-866-271-7403.

*The Issuer expects to deliver the Notes against payment for the Notes on or about February 26, 2025, which will be the sixth business day following the date of the pricing of the Notes (this settlement cycle being referred to as “T+6”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

**These Issuer ratings are not a recommendation to buy, sell or hold the Notes offered hereby. The ratings may be subject to revision or withdrawal at any time by the relevant rating agency. Each of the Issuer ratings included herein should be evaluated independently of any other Issuer rating.

Terms used but not defined herein shall have the meanings ascribed thereto in the Issuer’s preliminary prospectus supplement, dated February 18, 2025, to the Issuer’s prospectus, dated February 14, 2025.

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